Mr. Joseph A. Carlucci	March 21, 2019
CEO, Chairman and Co-Founder
American Renal Associates Holdings, Inc.
500 Cummings Center
Suite 6550
Beverly, MA 01915

Re:     Agreement for the Provision of Interim Management Services
Dear Mr. Carlucci:

This letter, together with the attached Schedule(s) and General Terms and Conditions, sets forth the agreement (“Agreement”) between AP Services, LLC (“APS”), and American Renal Associates Holdings, Inc. (the “Company”) for the engagement of APS to provide interim management services to the Company.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s) and General Terms and Conditions. The Company and APS are each a “party,” and together the “parties.”

The engagement of APS, including any APS employees who serve in Executive Officer positions, shall be under the supervision of the Board of Directors of the Company.

Objectives and Tasks

Subject to APS's  (i) confirmation that the Company has a Directors and Officers Liability insurance policy in accordance with Section 7 of the General Terms and Conditions regarding Directors and Officers Liability Insurance coverage, (ii) and a copy of the signed Board of Directors’ resolution (or similar document as required by the Company's governance documents) as official confirmation of the appointment, APS will provide Mark Herbers to serve as the Company’s Interim Chief Financial Officer ("CFO") and Chief Accounting Officer (CAO), reporting to the Company’s Chief Executive Officer and to the Program Management Office.. In addition to the ordinary course responsibilities of CFO and CAO, Mr. Herbers will work collaboratively with the senior management team, the Board of Directors and other Company professionals to assist the Company with the following:

•
Manage and provide direction for the Company’s finance function including, but not limited to, accounting, internal and external financial reporting (including applicable attestations and filings required for public registrants, and interface with and provide certificates to the Company’s auditors), treasury, tax, financial planning and analysis and internal audit administration.

•	Prepare budgets and 13-week cash forecasts and evaluate variances thereto.

•	Strengthen the Company’s core competencies in the finance organization, particularly cash management, planning, general accounting and financial reporting information management.

•
As requested, assist in the development of the Company’s revised business plan, and such other related forecasts as may be required by the Company’s lenders in connection with negotiations or by the Company for other corporate purposes.

•	Manage the Company’s process of preparing the restatement of previously issued financial statements, if and when determined to be so required.

AP Services, LLC | 300 N. LaSalle Street | Suite 1900 | Chicago, IL 60654 | 312.346.2500 | 312.346.2585 fax | alixpartners.com

•	Create and communicate materials for diligence purposes and together with the Company’s advisors, manage the flow of information in connection with any strategic alternatives.

•	Develop and enhance management and Board reporting packages.

•	As requested, communicate and/or negotiate with outside constituents including the Company’s banks and their advisers.

•	Assist the Company with such other matters as may be requested by the Company and are mutually agreeable.

Staffing

Louis Dudney will be the managing director responsible for the overall engagement.

Timing, Fees and Retainer

APS will commence this engagement on or about March 25, 2019 after receipt of a copy of the executed Agreement and confirmation of the Company’s compliance with the requirements set forth in the first paragraph of the Objective and Tasks section above.

The Company shall compensate APS for its services, and reimburse APS for expenses, as set forth on Schedule 1.

If these terms meet with your approval, please sign and return a copy of this Agreement and wire transfer the amount to establish the retainer.

We look forward to working with you.
Sincerely yours,
AP SERVICES, LLC

/s/ Louis Dudney

Acknowledged and Agreed to:

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By: /s/ Joseph A. Carlucci
Its: Chief Executive Officer
Dated: March 25, 2019

Schedule 1
Fees and Expenses

1.	Fees: APS’ fees will be based on the hours spent by APS personnel at APS’ hourly rates, which are:

Managing Director	US$990 – US$1,165
Director	US$775 – US$945
Senior Vice President	US$615 – US$725
Vice President	US$440 – US$600
Consultant	US$160 – US$435
Paraprofessional	US$285 – US$305

APS reviews and revises its billing rates on January 1 of each year.

For this engagement, Mark Herbers’ hourly rate is US$850.

2.
Expenses: In addition to the Fees set forth in this Schedule, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging and meals.

3.	Retainer: AlixPartners does not require a retainer in connection with this engagement.

4.
Payment: APS will submit monthly invoices for services rendered and expenses incurred. All invoices shall be due and payable within thirty (30) days of the date of invoice. No discount is provided for prompt payment, and none shall be taken, but interest on any invoices paid late shall accrue in accordance with the General Terms and Conditions.

Data Protection Schedule

Processing, Personal Data and Data Subjects
In connection with this Agreement, APS will not be receiving any Personal Data subject to the General Data Protection Regulation ((EU) 2016/679) (the “GDPR”) or any applicable legislation implementing any provisions of the GDPR as may be enacted time to time (together the “Data Protection Legislation”).

AP Services, LLC General Terms and Conditions

These General Terms and Conditions (“Terms”) are incorporated into the Agreement between the Company and AlixPartners to which these Terms are attached. In case of conflict between the wording in the letter and/or schedule(s) and these Terms, the wording of the letter and/or schedule(s) shall prevail.

Section 1. Company Responsibilities
The Company will undertake responsibilities as set forth below:
1.    Provide reliable and accurate detailed information, materials, documentation and
2.    Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with this Agreement.
APS’s delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management.
Section 2. Billing, Payments and Taxes
Billing and Payments. All payments to be made to APS shall be due and payable within thirty (30) days upon delivery of invoice via wire transfer to APS’s bank account, as shown on the invoice. All amounts invoiced are based on services rendered and reasonable, duly-documented out-of-pocket expenses incurred to date, and are not contingent upon future services or Work Product (as defined below), or the outcome of any case or matter. “Fees,” as used in this Agreement, shall include all amounts payable by the Company to APS in accordance with Schedule 1, including any success fee or break fee, but excluding reimbursable expenses.
If any Fees and/or expenses are not paid by the Company on the relevant due date, APS shall be entitled to charge interest on the unpaid amount until payment is made in full. Interest shall be calculated using the lesser of (i) one percent (1%) per month (12% per annum) or (ii) to the maximum extent permitted by law.
Taxes. APS’s fees are exclusive of taxes or similar charges, which shall be the responsibility of the Company (other than taxes imposed on APS’s income generally). If APS’s fees are subject to any taxes, such as State sales tax, Goods and Services Tax/Harmonized Sales Tax or Value Added Tax, then APS will include such taxes on its invoices as separate line items.
Section 3. Relationship of the Parties
The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Employees of APS will not be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.
APS is not an accounting firm and does not give accounting advice or guidance. While APS’s work may involve analysis of accounting, business and other related records, this engagement does not constitute an audit in accordance with either generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board or any other similar governing body.
APS is not authorized to practice law or provide legal advice. No services provided under this Agreement are intended to be, nor should be construed to be, legal services.

Section 4. Confidentiality
Each party shall use reasonable efforts, but in no event less effort than it would use to protect its own highly confidential information, to keep confidential all non-public confidential or proprietary information obtained from the other party during the performance of APS’s services hereunder (the “Confidential Information”), and neither party will disclose any Confidential Information to any other person or entity except that the Company may share Confidential Information with its affiliates and its and their respective employees, officers, directors and advisors. “Confidential Information” includes the terms of this Agreement, non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of either party, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.
The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS from making such disclosures of Confidential Information that APS reasonably believes are required by law or any regulatory requirement or authority, to clear client conflicts. APS may also disclose Confidential Information to its partners, directors, officers, employees, independent contractors and agents who have a need to know the Confidential Information as it relates to the services being provided under this Agreement, provided APS is responsible for any breach of these confidentiality obligations by any such parties. APS may make reasonable disclosures of Confidential Information to third parties, such as the Company’s suppliers and/or vendors, in connection with the performance of APS’s obligations and assignments hereunder, provided APS reasonably believes that such third party is bound by confidentiality obligations. In addition, APS will have the right to disclose to any person that it provided services to the Company or its affiliates and a general description of such services, but shall not provide any other information about its involvement with the Company. The obligations of the parties under this Section 4 shall survive the end of any engagement between the parties for a period of three (3) years.
Work Product (as defined in Section 5) may contain APS proprietary information or other information that is deemed to be Confidential Information for purposes of this Agreement. Therefore, the parties acknowledge and agree that (i) all information (written or oral), including advice and Work Product (as defined in Section 5) generated by APS in connection with this engagement is intended solely for the benefit and use of the Company in connection with this Agreement and (ii) no such information shall be used for any other purpose, disseminated to any third parties, or quoted or referred to with or without attribution to APS at any time in any manner or for any purpose without APS’s prior approval (not to be unreasonably withheld or delayed), except as required by law.
Because of the nature of the services provided by APS, from time to time, APS professionals may concurrently represent clients that are adverse to each other, or which may be viewed by clients to be adverse. Despite any such concurrent representation, each APS team shall strictly preserve all client confidences, and not disseminate such information externally, except pursuant to the terms of this engagement letter, or to any APS professionals that are currently working for an entity adverse to the Company. The Company agrees that it does not consider such concurrent representation of the Company and any adversary to be inappropriate and, therefore, waives any objections to any such present or future concurrent representation.

AP Services, LLC General Terms and Conditions

Section 5. Intellectual Property
All analyses, final reports, presentation materials, and other work product (other than any Engagement Tools, as defined below) that APS creates or develops specifically for the Company and delivers to the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Company Confidential Information as defined above. APS may retain copies of the Work Product and any Confidential Information necessary to support the Work Product subject to its confidentiality obligations in this Agreement.
All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, templates, models, utilities and other intellectual property that APS has created, acquired or developed or will create, acquire or develop (collectively, “Engagement Tools”), are, and shall be, the sole and exclusive property of APS. The Company shall not acquire any interest in the Engagement Tools other than a limited, worldwide, perpetual, non-transferable license to use the Engagement Tools to the extent they are contained in the Work Product.
The Company acknowledges and agrees, except as otherwise set forth in this Agreement, that any Engagement Tools provided to the Company are provided “as is” and without any warranty or condition of any kind, express, implied or otherwise, including, implied warranties of merchantability or fitness for a particular purpose.
Section 6. Framework of the Engagement
The Company acknowledges that it is retaining APS solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.
Section 7. Indemnification and Other Matters
The Company shall indemnify, hold harmless and defend APS and its affiliates and its and their partners, directors, officers, employees and agents (collectively, the “APS Parties”) from and against all claims, liabilities, losses, expenses and damages arising out of or in connection with the engagement of APS that is the subject of the Agreement. The Company shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel. If, in the opinion of counsel, representing both parties in the matter covered by this indemnification creates a potential conflict of interest, the APS Parties may engage separate counsel to represent them at the Company’s expense.
In addition to the above indemnification, APS employees serving as directors or officers of the Company or affiliates will receive the benefit of the most favorable indemnification provisions provided by the Company to its directors, officers and any equivalently placed employees, whether under the Company’s charter or by-laws, by contract or otherwise.
The Company shall specifically include and cover employees and agents serving as directors or officers of the Company or affiliates from time to time with direct coverage under the Company’s policy for liability insurance covering its directors, officers and any equivalently placed employees (“D&O insurance”). Prior to APS accepting any officer position, the Company shall, at the request of APS, provide APS a copy of its current D&O policy, a certificate(s) of insurance evidencing the policy is in full force and effect, and a copy of the signed board resolutions and any other documents as APS may reasonably request evidencing the appointment and coverage of the indemnitees. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include APS employees and agents under the Company’s policy or does not have first dollar coverage acceptable to APS in effect for at least $10 million (e.g., there are outstanding or threatened claims against officers and directors alleging prior acts that may give rise to a claim), APS may, at its option, attempt to purchase a separate D&O insurance policy that will cover APS employees and agents only. The cost of the policy shall be invoiced to the Company as an out-of-pocket expense. If APS is unable or unwilling to purchase such D&O insurance, then APS reserves the right to terminate the Agreement.
The Company’s indemnification obligations in this Section 7 shall be primary to, and without allocation against, any similar indemnification obligations that APS may offer to its personnel generally, and the Company’s D&O insurance coverage for the indemnitees shall be specifically primary to, and without allocation against, any other valid and collectible insurance coverage that may apply to the indemnitees (whether provided by APS or otherwise).
APS is not responsible for any third-party products or services separately procured by the Company. The Company’s sole and exclusive rights and remedies with respect to any such third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring such third-party product or service.
Section 8. Governing Law and Arbitration
The Agreement is governed by and shall be construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.
Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in New York, New York under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
Notwithstanding the foregoing, APS may in its sole discretion proceed directly to a court of competent jurisdiction to enforce the terms of this Agreement for any claim (and any subsequent counter claim) against the Company relating to either (i) the non-payment of Fees or expenses due under this Agreement, or (ii) the non-performance of obligations under Section 7.
In any court proceeding arising out of this Agreement, the parties hereby waive any right to trial by jury.
Section 9. Termination and Survival
The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any Fees and expenses due under the provisions of the Agreement (for fixed fee engagements, fees will be pro rata based on the amount of time completed). Such payment obligation shall inure to the benefit of any successor or assignee of APS.
Sections 2, 4, 5, 7, 8, 9, 10, 11, 12 and 13 of these Terms, the provisions of Schedule 1 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.
Section 10. Non-Solicitation of Employees
The Company acknowledges and agrees that APS has made a significant monetary investment recruiting, hiring and training its personnel. During the term of this Agreement and for a period of one year from the date of the Agreement (the “Restrictive Period”), the Company agrees not to directly or indirectly cause any person to hire, contract with, or solicit the employment of any of APS’ Managing Directors, Directors, or other employees with whom the Company had substantial contact as a result of this engagement; provided, that the foregoing provisions shall not prohibit the solicitation or employment of any such person (i) resulting from general solicitations of employment not directed solely to the employees of the APS, (ii) who contacts the Company on his or her own initiative or (iii) following cessation of such person’s employment with APS.

AP Services, LLC General Terms and Conditions

If during the Restrictive Period the Company or its affiliates directly or indirectly hires or contracts with any of APS’s Managing Directors, Directors, or other employees in violation of the preceding paragraph, the Company agrees to pay to APS as liquidated damages and not as a penalty the sum total of: (i) for a Managing Director, $1,000,000; (ii) for a Director, $500,000; and (iii) for any other employee/contractor, $250,000. The Company acknowledges and agrees that liquidated damages in such amounts are (x) fair, reasonable and necessary under the circumstances to reimburse APS for the costs of recruiting, hiring and training its employees as well as the lost profits and opportunity costs related to such personnel, and to protect the significant investment that APS has made in its Managing Directors, Directors, and other employees/ consultants; and (y) appropriate due to the difficulty of calculating the exact amount and value of that investment.
Section 11. Limit of Liability
THE APS PARTIES SHALL NOT BE LIABLE TO THE COMPANY, OR ANY PARTY ASSERTING CLAIMS ON BEHALF OF THE COMPANY, EXCEPT FOR DIRECT DAMAGES FOUND IN A FINAL DETERMINATION TO BE THE DIRECT RESULT OF THE GROSS NEGLIGENCE, BAD FAITH, SELF-DEALING OR INTENTIONAL MISCONDUCT OF APS. THE APS PARTIES SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, LOST PROFITS, LOST DATA, REPUTATIONAL DAMAGES, PUNITIVE DAMAGES OR ANY OTHER SIMILAR DAMAGES UNDER ANY CIRCUMSTANCES, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE APS PARTIES’ AGGREGATE LIABILITY, WHETHER IN TORT, CONTRACT, OR OTHERWISE, IS LIMITED TO THE AMOUNT OF FEES PAID TO APS FOR SERVICES UNDER THIS AGREEMENT (OR IF THE CLAIM ARISES FROM AN ADDENDUM TO THIS AGREEMENT, UNDER THE APPLICABLE ADDENDUM) (THE “LIABILITY CAP”). The Liability Cap is the total limit of the APS Parties’ aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by APS pursuant to this Agreement. Any such claimants shall allocate any amounts payable by the APS Parties among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against the APS Parties pursuant to this Agreement exceed the Liability Cap.
Section 12. General
Equitable Remedies. Each party acknowledges and agrees that money damages alone may not be an adequate remedy for a breach of the Agreement. Each party agrees that the non-breaching party shall have the right to seek a restraining order and/or an injunction for any breach of the Agreement. If any provision of the Agreement is found to be invalid or unenforceable, then it shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable.
Related Matters. If an APS Party is required by applicable law, legal process or government action to produce information or testimony as a witness with respect to this Agreement, the Company shall reimburse APS for any professional time and expenses (including reasonable external and internal legal costs) incurred to respond to the request, except in cases where an APS Party is a party to the proceeding or the subject of the investigation.
Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.
Entire Agreement. This Agreement, including the letter, the Terms and the schedule(s), contains the entire understanding of the parties relating to the services to be rendered by APS and supersedes any other communications, agreements, understandings, representations, or estimates among the parties (relating to the subject matter hereof) with respect to such services, The Agreement, including the letter, the Terms and the schedule(s), may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties.
Joint and Several. If there is more than one party signs this Agreement, the liability of each party shall be joint and several.
Third-Party Beneficiaries. The indemnitees shall be third-party beneficiaries with respect to Section 7 hereof.
Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:
AP Services, LLC
2000 Town Center, Suite 2400
Southfield, MI 48075
Attention: General Counsel
and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to APS. All notices under the Agreement shall be sufficient only if delivered by overnight mail. Any notice shall be deemed to be given only upon actual receipt.
Section 13. Data Protection
All capitalised terms used in this Section and not otherwise defined in this Agreement shall have the meanings given to them in the General Data Protection Regulation ((EU) 2016/679) (the “GDPR”) and all applicable legislation implementing any provisions of the GDPR as may be enacted from time to time (together the “Data Protection Legislation”).
The parties acknowledge and agree that, in performing services pursuant to this Agreement, APS may from time to time be required to Process certain Personal Data on behalf of the Company. In such cases: (1) the Company will ensure that it is lawfully permitted to transfer the Personal Data to APS for the purposes of APS performing services under this Agreement; and (2) APS shall (i) act as the Company’s Processor for the purposes of the Data Protection Legislation; (ii) only Process such Personal Data in accordance with the Company’s written instructions (including when making an international transfer of Personal Data) unless required to do so by law; (iii) implement appropriate technical and organisational measures to reasonably protect that Personal Data against unauthorized or unlawful Processing and accidental, unauthorised or unlawful loss, destruction, alteration, damage, disclosure or access; and (iv) obtain commitments from all APS’s personnel who have access to and/or Process such Personal Data to keep such Personal Data confidential.
If APS is Processing Personal Data relating to individuals located in the EU or otherwise subject to the Data Protection Legislation, (x) APS and the Company shall each comply with all relevant provisions of the Data Protection Legislation, and (y) the nature and extent of such Processing shall be set out in Schedule 2 of this Agreement. APS shall, in relation to any Personal Data processed by APS in connection with this Agreement: (1) at the Company’s cost, assist the Company in complying with its obligations as the Controller (or as Processor, as the case may be) of the Personal Data, to respond to requests from Data Subjects exercising their rights set out in Articles 12 to 22 of the GDPR; (2) notify the Company without undue delay on becoming aware of a Personal Data Breach; (3) upon termination or expiration of this Agreement, at the written direction of the Company either delete or return any Personal Data and any copies thereof to the Company (except to the extent APS is required by law to retain such Personal Data, and except for Personal Data located on APS’s disaster recovery or backup systems where it will be destroyed upon the normal expiration of the backup files); and (4) maintain appropriate records to demonstrate compliance with this Section.
APS is part of an international business, headquartered in the United States of America (“US”). APS may in the ordinary course of its business, including the performance of the services under this Agreement, transfer Personal Data received outside the US to its US-based affiliates. APS’s US-based affiliates are certified under the EU-US Privacy Shield framework and any transfer of Personal Data from outside the US to its US-based affiliates will be transferred subject to, and in accordance with, the Privacy Shield requirements. APS’s entities located in the EU have also

AP Services, LLC General Terms and Conditions

entered into standard data protection clauses (in accordance with Article 46.2 (c) of the GDPR) with their non-EU-based affiliates. The Company acknowledges and agrees that APS, as reasonably required for the performance of the services pursuant to this Agreement, be permitted to transfer Personal Data to its affiliates, subject to, and in accordance with, the Privacy Shield requirements and/or the aforementioned standard data protection clauses. Except as allowed above, APS shall not transfer any Personal Data received in the EU and subject to the Data Protection Legislation outside of the European Economic Area without the prior written consent of the Company.
The Company consents to APS appointing third party Processors of Personal Data under this Agreement. APS confirms that it will enter into a written agreement with any third-party Processor prior to supplying them with the Personal Data, incorporating terms which are substantially similar to those set forth in this Section. As between the Company and APS, APS shall remain fully liable for all acts or omissions of any third-party Processor appointed by APS pursuant to this paragraph.